Exhibit 99.2

REALTY INCOME CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Nine Months ended September 30, 2012 and for the Year Ended December 31, 2011

On September 6, 2012, Realty Income Corporation, a Maryland corporation (the “Company” or “Realty Income”), entered into an Agreement and Plan of Merger with Tau Acquisition LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub”), and American Realty Capital Trust, Inc., a Maryland corporation (“ARCT”), as amended by the First Amendment to Agreement and Plan of Merger dated January 6, 2013 (as amended, the “Merger Agreement”). The Merger Agreement provided for the merger of ARCT with and into Merger Sub (the “Merger”), with Merger Sub surviving as a wholly owned subsidiary of the Company. The Merger was consummated on January 22, 2013.

The following tables present unaudited pro forma condensed consolidated financial condition and results of operations of the Company, after giving effect to the Merger. The Merger transaction includes issuance of Realty Income common stock to ARCT shareholders, issuance of operating partnership and preferred units, issuance of a one-time cash payment of $0.35 per share of ARCT common stock to ARCT shareholders, and assumption of ARCT’s outstanding debt obligations. The pro formas assume the immediate repayment of ARCT’s notes payable and lines of credit payable using borrowings under Realty Income’s unsecured credit facility and a new $70 million term loan. The repayment of these obligations was not a condition of closing the Merger. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2012 and year ended December 31, 2011 give effect to the Merger as if the Merger had occurred on January 1, 2011. The unaudited pro forma condensed consolidated balance sheet gives effect to the Merger as if it had occurred on September 30, 2012.

The following unaudited pro forma condensed consolidated financial information has been prepared by applying the purchase method of accounting with the Company treated as the acquirer. These unaudited pro forma condensed consolidated financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by the Company’s management; however, they are not necessarily indicative of what the Company’s financial condition or results of operations actually would have been if the Merger had been consummated as of the dates indicated, nor do they purport to represent the consolidated financial position or results of operations for future periods. These unaudited pro forma condensed consolidated financial statements do not include the impact of all the potential synergies that may be achieved in the transactions or any strategies that management may consider in order to continue to efficiently manage the Company’s operations. Additionally, these unaudited pro forma condensed consolidated financial statements do not include any adjustments associated with: (1) ARCT or Realty Income acquisitions closed after September 30, 2012 or the related financing of those acquisitions, (2) ARCT or Realty Income acquisitions currently under contract or the related financing of those proposed acquisitions, (3) ARCT or Realty Income near-term future CPI rental rate increases in the existing property portfolios, (4) the purchase of ARCT’s minority partners’ interest in the eight joint ventures during the year ended December 31, 2011 and part of the nine months ended September 30, 2012, six of which were outstanding at September 30, 2012, which were eliminated prior to the Merger, (5) the termination of the ARCT asset management agreement, which occurred in the first quarter of 2012, and the elimination of the associated asset management fees, (6) internalization and listing costs of ARCT incurred in 2012, and (7) overall savings in general and administrative expense since the extent of such synergies is not certain. Further, no adjustment has been made for other nonrecurring costs of ARCT in these unaudited pro forma consolidated financial statements as they are unrelated to the Merger.

This unaudited pro forma condensed consolidated financial information should be read in conjunction with (1) the Company’s audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on February 13, 2012, (2) the Company’s updated 2011 consolidated financial statements included on Form 8-K, filed with the SEC on November 1, 2012, (3) the Company’s unaudited financial statements and the related notes thereto as of and for the nine months ended September 30, 2012 included in the Company’s Quarterly Report on Form 10-Q, filed with the SEC on October 25, 2012, (4) ARCT’s audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2011 included in ARCT’s Annual Report on Form 10-K/A, filed with the SEC on May 11, 2012, and (5) ARCT’s unaudited consolidated financial statements and the related notes thereto as of and for the nine months ended September 30, 2012 included in ARCT’s Quarterly Report on Form 10-Q, filed with the SEC on October 29, 2012.

The total purchase price, based on an exchange ratio of 0.2874 shares of the Company’s common stock and the cash payment of $0.35 for each share of ARCT common stock, will be allocated to the assets ultimately acquired and liabilities ultimately assumed based on their respective fair values. The allocations of the purchase price reflected in these unaudited pro forma condensed consolidated financial statements have not been finalized and are based upon preliminary estimates of these fair values, which is the best available information at the current time. A final determination of the fair values of the assets and liabilities, is anticipated to occur during 2013, and will be based on the actual valuations of the tangible and intangible assets and liabilities that existed as of the date of completion of the Merger. The completion of the final valuations, the allocations of the purchase price, the impact of ongoing integration activities, and other changes in tangible and intangible assets and liabilities that occurred prior to completion of the Merger could cause material differences in the information presented.

Realty Income Corporation

Unaudited Pro Forma Condensed Consolidated Balance Sheet

September 30, 2012

(in thousands)

	Realty		Pro Forma		Pro Forma			Pro Forma		Realty

	Income	ARCT	Fair Value		Merger		ARCT	Other		Income

	Historical	Historical	Adjustments	(1)	Adjustments		Pro Forma	Adjustments		Pro Forma
Assets:
Real estate, at cost:
Land	$1,914,482	$334,470	$152,530	(2)	$-		$487,000	$-		$2,401,482
Buildings and improvements	3,714,597	1,558,105	637,795	(2)	-		2,195,900	-		5,910,497
Total real estate, at cost	5,629,079	1,892,575	790,325		-		2,682,900	-		8,311,979
Less accumulated depreciation and amortization	(901,501)	(142,694)	142,694	(3)	-		-	-		(901,501)
Net real estate held for investment	4,727,578	1,749,881	933,019		-		2,682,900	-		7,410,478
Real estate held for sale, net	7,110	-	-		-		-	-		7,110
Net real estate	4,734,688	1,749,881	933,019		-		2,682,900	-		7,417,588
Acquired intangible lease assets, net	190,581	239,783	227,817	(4)	-		467,600	-		658,181
Cash and cash equivalents, accounts receivable, net and other assets	111,057	69,837	(34,497)	(5)	-		35,340	9,900		156,297

Total assets	$5,036,326	$2,059,501	$1,126,339		$-		$3,185,840	$9,900		$8,232,066

Liabilities:
Distributions payable	$23,704	$-	$-		$-		$-	$-		$23,704
Other liabilities	77,525	90,317	12,037	(6)	-		102,354	-		179,879
Lines of credit payable	609,000	202,307	80,388	(7)	25,205	(7)	307,900	(625,100)	(7)	291,800
Mortgages payable, net	133,394	511,900	21,846	(8)	-		533,746	-		667,140
Notes payable	1,750,000	235,000	-		-		235,000	635,000	(9)	2,620,000

Total liabilities	2,593,623	1,039,524	114,271		25,205		1,179,000	9,900		3,782,523

Stockholders' equity:
Preferred stock and paid-in capital	609,363	-	-		-		-	-		609,363
Common stock and paid-in capital	2,569,871	1,340,039	667,002	(10)	-		2,007,041	-		4,576,912
Distributions in excess of net income	(736,531)	(333,601)	333,601	(11)	(25,205)	(11)	(25,205)	-		(761,736)
Accumulated other comprehensive income	-	2,497	(2,497)	(12)	-		-	-		-
Total stockholders' equity	2,442,703	1,008,935	998,106		(25,205)		1,981,836	-		4,424,539
Noncontrolling interests	-	11,042	13,962	(13)	-		25,004	-		25,004
Total equity	2,442,703	1,019,977	1,012,068		(25,205)		2,006,840	-		4,449,543

Total liabilities and equity	$5,036,326	$2,059,501	$1,126,339		$-		$3,185,840	$9,900		$8,232,066

Realty Income Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the nine months ended September 30, 2012

(in thousands, except per share data)

	Realty		Pro Forma			Pro Forma		Realty
	Income	ARCT	Acquisition		ARCT	Other		Income
	Historical	Historical	Adjustments	(14)	Pro Forma	Adjustments		Pro Forma
REVENUE
Rental	$348,682	$132,590	$(2,910)	(15)	$129,680	$-		$478,362
Other	1,250	1,980	-		1,980	-		3,230
Operating expense reimbursements	-	4,734	252	(16)	4,986	-		4,986

Total Revenue	349,932	139,304	(2,658)		136,646	-		486,578

EXPENSES
Depreciation and amortization	108,282	78,521	10,679	(17)	89,200	-		197,482
Interest	87,477	30,447	(11,797)	(18)	18,650	10,960	(18)	117,087
General and administrative	27,775	8,555	-	(19)	8,555	-		36,330
Property	6,500	7,488	902	(20)	8,390	-		14,890
Income taxes	1,215	-	460	(21)	460	-		1,675
Other	-	12,154	101	(22)	12,255	-		12,255
Asset management fees to affiliate	-	4,143	-		4,143	-		4,143
Listing, internalization and merger-related costs	5,495	85,766	(4,916)	(23)	80,850	(5,495)	(23)	80,850

Total expenses	236,744	227,074	(4,571)		222,503	5,465		464,712

Income (loss) from continuing operations	113,188	(87,770)	1,913		(85,857)	(5,465)		21,866
Preferred stock dividends	(30,435)	-	-		-	-		(30,435)
Excess of redemption value over carrying value of preferred shares redeemed	(3,696)	-	-		-	-		(3,696)
Net income attributable to noncontrolling interest	-	(526)	681	(24)	155	-		155

Income (loss) from continuing operations attributable to common stockholders	$79,057	$(88,296)	$2,594		$(85,702)	$(5,465)		$(12,110)

Income (loss) from continuing operations attributable to common stockholders per common share:
Basic	$0.60	$(0.54)	n/a		$(1.88)	n/a		$(0.07)
Diluted	$0.60	$(0.54)	n/a		$(1.88)	n/a		$(0.07)
Weighted average common shares outstanding:
Basic	132,731,984	165,271,199	(119,698,055)	(25)	45,573,144	n/a		178,305,128
Diluted	132,845,970	165,271,199	(119,381,033)	(26)(27)	45,890,166	n/a		178,736,136

Realty Income Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2011

(in thousands, except per share data)

	Realty		Pro Forma			Pro Forma		Realty
	Income	ARCT	Acquisition		ARCT	Other		Income
	Historical	Historical	Adjustments	(14)	Pro Forma	Adjustments		Pro Forma
REVENUE
Rental	$415,067	$124,851	$48,056	(15)	$172,907	$-		$587,974
Other	1,663	766	-		766	-		2,429
Operating expense reimbursements	-	4,269	2,381	(16)	6,650	-		6,650

Total Revenue	416,730	129,886	50,437		180,323	-		597,053

EXPENSES
Depreciation and amortization	120,699	68,940	49,990	(17)	118,930	-		239,629
Interest	108,301	37,373	(5,683)	(18)	31,690	16,210	(18)	156,201
General and administrative	30,954	4,167	-	(19)	4,167	-		35,121
Property	7,227	5,297	5,893	(20)	11,190	-		18,417
Income taxes	1,470	-	610	(21)	610	-		2,080
Other	-	2,487	135	(22)	2,622	-		2,622
Acquisition and transaction related	-	30,005	-		30,005	-		30,005
Asset management fees to affiliate	-	5,572	-		5,572	-		5,572

Total expenses	268,651	153,841	50,945		204,786	16,210		489,647

Income (loss) from continuing operations	148,079	(23,955)	(508)		(24,463)	(16,210)		107,406
Preferred stock dividends	(24,253)	-	-		-	-		(24,253)
Net income attributable to noncontrolling interest	-	(1,121)	178	(24)	(943)	-		(943)

Income (loss) from continuing operations attributable to common stockholders	$123,826	$(25,076)	$(330)		$(25,406)	$(16,210)		$82,210

Income (loss) from continuing operations attributable to common stockholders per common share:
Basic	$0.98	$(0.20)	n/a		$(0.56)	n/a		$0.48
Diluted	$0.98	$(0.20)	n/a		$(0.56)	n/a		$0.48
Weighted average common shares outstanding:
Basic	126,142,696	133,730,159	(88,157,015)	(25)	45,573,144	n/a		171,715,840
Diluted	126,189,399	133,730,159	(87,839,993)	(26)(27)	45,890,166	n/a		172,079,565

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

General

The ARCT and Realty Income historical amounts include the reclassification of certain historical balances to conform to the post-Merger Realty Income presentation of these unaudited pro forma condensed consolidated financial statements, as described below:

Balance Sheet:

• Realty Income’s intangible lease assets, net previously classified as a component of Other assets, net, were reclassified to Acquired intangible lease assets, net due to the materiality of the post-Merger balance.

• Realty Income’s balances for Accounts receivable, net, Cash and cash equivalents, Goodwill and Other assets, net previously disclosed as separate components of Realty Income’s balance sheet have been reclassified to Cash and cash equivalents, accounts receivable, net and other assets.

• Realty Income’s balances for Accounts payable and accrued expenses previously disclosed as a separate component of Realty Income’s balance sheet have been reclassified to Other liabilities.

• ARCT’s balances for Cash and cash equivalents, Restricted cash, Deferred costs, net, Investment securities, at fair value and Prepaid expenses and other assets previously disclosed as separate components of ARCT’s balance sheet have been reclassified to Cash and cash equivalents, accounts receivable, net and other assets.

• ARCT’s balance for Mortgage discount and premium, net previously disclosed as a separate component of ARCT’s balance sheet has been reclassified to Mortgages payable, net.

• ARCT’s balances for Below-market lease liabilities, net, Derivatives, at fair value, Accounts payable and accrued expenses, and Deferred rent and other liabilities previously disclosed as separate components of ARCT’s balance sheet have been reclassified to Other liabilities.

Statement of Operations:

• Realty Income’s Provisions for impairment, previously disclosed as a separate line item of expense, was combined with Property.

• ARCT’s Equity-based compensation previously disclosed as a separate component of expense was reclassified into General and administrative.

• ARCT’s Other income (loss) net, previously disclosed as a separate component of Other income (expenses) was reclassified under Revenue as Other.

• ARCT’s Equity in income of unconsolidated joint venture, Gain (loss) on derivative instruments, Extinguishment of debt, Other income (loss), net and Loss on disposition of property previously disclosed as separate components of Other income (expenses) have been reclassified into Other expenses.

Balance Sheet

General

(1)                   Represents adjustments to record the acquisition of ARCT by Realty Income based upon the estimated purchase price of approximately $3.1 billion. The calculation of the estimated purchase price to be allocated is as follows (in thousands, except shares, units and per share amounts):

Equity to be issued(a)	$2,007,041
Operating partnership (OP) units (317,022 units)(b)	13,962
Preferred units(b)	6,750
Borrowings on unsecured credit facility	251,800
One-time cash payment – fractional shares	45
One-time cash payment ($0.35 per ARCT share)	56,097
Notes payable	235,000
Assumption of mortgages payable	511,900
Estimated purchase price	$3,082,595

(a)                   ARCT’s approximately 158.6 million common shares outstanding (which includes all outstanding shares, shares to be issued as a result of the vesting of the ARCT restricted shares and the shares to be issued as a result of the cashless exercise of common stock options) were converted to Realty Income common shares at a fixed conversion rate of 0.2874 per ARCT share. The per share closing price of Realty Income’s common stock on January 22, 2013 (the effective date of the Merger) was $44.04, which was used in the calculation of equity to be issued.

(b)                   These units were required to be issued per the terms of the Merger Agreement; accordingly, they are included in the estimated purchase price.

The purchase price was adjusted based on the share price of Realty Income’s common stock at closing consistent with the requirements of ASC 805, Business Combinations. The preliminary purchase price allocation to assets acquired and liabilities assumed is provided throughout these notes. The following provides a summary of the preliminary purchase price allocation by major categories of assets and liabilities in the unaudited pro forma condensed consolidated balance sheet as of September 30, 2012 (in thousands):

Assets:
Total real estate	$2,682,900
Acquired intangible lease assets	467,600
Cash and cash equivalents, accounts receivable, net other assets	35,340
Total Assets	$3,185,840

Liabilities:
Lines of credit payable	$307,900
Mortgage notes payable	533,746
Notes payable	235,000
Other liabilities	102,354
Total Liabilities	$1,179,000

Estimated fair value of net assets acquired	$2,006,840

Assets

(2)                   The pro forma amounts for land, buildings and improvements reflect adjustments to record the estimated increase over ARCT’s historical investment in real estate based upon the preliminary estimated fair value for the tangible and intangible real estate assets to be acquired. The fair values of the assets were estimated, in part, based upon ARCT’s existing allocation of real estate and intangible lease assets and liabilities, and adjusted to reflect reasonable estimations for above and below-market in-place lease values and to incorporate estimates for the mark-to-market (i.e. premiums) of mortgage debt to be assumed in the transaction, all of which are based on Realty Income’s historical experience with similar assets. ARCT acquired a majority of its assets over the last three years, including $1.2 billion of ARCT’s $2.0 billion in real estate in 2011, which were subject to purchase price allocations. In determining the estimated fair value of its tangible assets, ARCT utilized customary methods, including data from appraisals, comparable sales and discounted cash flow analysis, to determine values for land, buildings, equipment and tenant improvements, on an as-if vacant basis.  Amounts allocated to land, buildings, equipment and fixtures were based on cost segregation studies performed by independent third-parties or on ARCT’s analysis of comparable properties in its portfolio. The aggregate estimated value of ARCT’s intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as-if vacant.

Accordingly, ARCT’s existing allocation was a significant factor in our preliminary purchase price allocation to the real estate assets acquired and related liabilities assumed for our acquisition of ARCT. The increase in the fair value of the ARCT assets results primarily from the substantial decrease in capitalization rates for acquisitions of similar assets in the current marketplace, compared to when ARCT acquired the assets. While fair values have increased, there has been no discernible change in the rate that land versus building values increased; accordingly, the proportionate allocations of fair value between land and buildings as estimated by ARCT provide a reasonable basis for our preliminary purchase price allocation. The estimate of above-market rents increased as a result of comparing our estimate of current market rents to market rents at the time ARCT acquired the assets. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual consummation date of the Merger and will be completed during 2013. These final fair values will be determined based on management’s judgment, which is based on various factors, including (1) market conditions, (2) the industry in which the tenant operates, (3) the characteristics of the real estate (i.e. location, size, demographics, value and comparative rental rates), (4) the tenant credit profile, (5) store profitability metrics and the importance of the location of the real estate to the operations of the tenant’s business, and/or (6) real estate valuations, prepared by an independent valuation firm or via in-house expertise. The final determination of the purchase price may be significantly different from the preliminary estimates used in the unaudited pro forma financial statements.

The estimated values are as follows (in thousands):

	Pro forma Adjustment	ARCT Pro Forma
Land	$152,530	$487,000
Buildings and improvements	637,795	2,195,900
In-place lease assets	155,017	394,800
Above-market lease assets	72,800	72,800
Below-market lease liabilities	5,278	(13,200)
Estimated fair value of net real estate investments	$1,023,420	$3,137,300

(3)                   Accumulated depreciation and amortization was adjusted to eliminate ARCT’s historical accumulated depreciation and amortization. ARCT historical in-place lease accumulated amortization of $37.0 million was reclassified to Acquired intangible lease assets, net.

(4)                   Acquired intangible lease assets, net, adds purchase price allocation of in-place lease and above-market lease assets—see Note 2 for preliminary fair value estimates. ARCT’s historical in-place lease accumulated amortization of $37.0 million was reclassified to Acquired intangible lease assets, net from Accumulated depreciation and amortization.

(5)                   Cash and cash equivalents, Accounts receivable, net and Other assets adjustments to ARCT’s historical balances of accounts receivable and other assets are as follows (in thousands):

Elimination of ARCT deferred financing costs, net	$(14,471)
Recognition of deferred financing costs incurred	1,500
Elimination of straight-line rent receivable	(15,989)
Elimination of goodwill	(2,248)
Elimination of corporate assets excluded from transaction, net	(3,289)
$(34,497)

The recognition of deferred financing costs is a reflection of the fees associated with assuming ARCT’s mortgages.

Liabilities

(6)                   Other liabilities adjustments to ARCT’s historical balances are as follows (in thousands):

Recognition of value of acquired leases that have below-market rents (see Note 2)	$5,278
Recognition of preferred units in Merger	6,750
Other	9
$12,037

The recognition of preferred units reflects the issuance of $6.75 million of preferred units that we were required to issue per the terms of the Merger Agreement. These units have certain characteristics that result in the classification as a liability in this unaudited pro forma balance sheet.

(7)                   Lines of credit payable adjustments reflect the following:

(a)                   In the Pro Forma Fair Value Adjustments column, the adjustment of $80.4 million represents ARCT Merger transaction costs and change of control costs that occurred at the time of the Merger (the Closing), financed using Realty Income’s unsecured credit facility ($24.3 million), the one-time $0.35 per share cash payment to ARCT shareholders ($56.1 million), and the one-time payment for fractional shares ($45,000).

(b)                   In the Pro Forma Merger Adjustments column, the adjustment of $25.2 million represents Realty Income’s estimated Merger transaction costs related to the Merger, financed using Realty Income’s unsecured credit facility.

(c)                    The Pro Forma Other Adjustments column includes the following adjustments:

(i)                       An increase in credit line borrowings of $165 million due to the assumed repayment of $165 million of ARCT’s $235 million of outstanding notes at Closing using Realty Income’s unsecured credit facility, although this transaction was not a condition of the Merger.

(ii)                    A decrease in the credit line borrowings of $790.1 million due to the assumed repayment of borrowings from the net proceeds of Realty Income’s $800 million of notes issued in October 2012, although this transaction was not a condition of the Merger.

(8)                  Mortgages payable, net reflects adjustment from historical ARCT mortgage payable balance for the fair value of debt assumed. The fair value debt adjustment of $21.8 million is to reflect the increase in mortgage discount and premium, net from $756,000 to $22.6 million. The mortgage premium has been estimated by discounting the future cash flows using an interest rate based upon the current 5-year or 7-year Treasury yield curve, plus an applicable credit-adjusted spread. The mortgage discount and premium amortization is estimated to be $7.0 million per year, based on the estimated annualized discount and premium amortization of each mortgage.

(9)                   Notes payable adjustments reflect the following:

(a)                   A decrease in ARCT’s $235 million of outstanding notes to $70 million, which reflects the portion of ARCT’s outstanding notes that was assumed to be repaid at closing under a new $70 million term loan. The remaining balance of ARCT’s $235 million of outstanding notes was assumed to be repaid at Closing using Realty Income’s unsecured credit facility, although this transaction was not a condition of the Merger.

(b)                   An increase in notes payable to reflect the $800 million of notes issued by Realty Income in October 2012, although this transaction was not a condition of the Merger. The net proceeds of these notes were assumed to be used to repay credit line borrowings of $790.1 million. In addition, deferred financing costs of $9.9 million associated with these notes were recorded to other assets, which is part of cash and cash equivalents, accounts receivable, net, and other assets, although this transaction was not a condition of the Merger.

Equity

(10)            Common stock and paid-in capital represents the adjustment to convert ARCT’s historical equity into Realty Income common stock. This calculation was based on approximately 158.6 million ARCT shares outstanding times the fixed conversion rate of 0.2874 per share times Realty Income share price of $44.04 on January 22, 2013.

(11)            Elimination of ARCT’s distributions in excess of net income and to reflect Realty Income’s estimated Merger transaction costs of $30.7 million, less the $5.5 million paid or accrued by Realty Income during the first nine months of 2012. Merger transaction costs include, but are not limited to, advisor fees, debt assumptions costs, legal fees, accounting fees, printing fees and transfer taxes.

(12)            Elimination of ARCT’s accumulated other comprehensive income.

(13)            Non-controlling interest was adjusted to reflect the $13.0 million of Operating Partnerships Units (OP Units) issued as part of the Merger (317,022 OP units). The OP Units are non-voting ownership units.

Income Statements

General

(14)            Adjustments reflect the effect on Realty Income’s and ARCT’s historical consolidated statements of operations and shares used in computing earnings per common share as if the ARCT acquisitions occurred on January 1, 2011. These unaudited pro forma condensed consolidated financial statements include adjustments as if ARCT had consummated its 2011 and 2012 (through September 30th) property acquisitions on January 1, 2011. These adjustments primarily relate to the acquisition of 224 properties in 2011 for $1.24 billion and 25 properties acquired in the first nine months of 2012 for $43.2 million.

Revenue

(15)            Rental

(a)                   The ARCT pro forma reflects rental revenue generated on a straight-line basis as if ARCT had consummated each of its 2011 and 2012 (through September 30th) property acquisitions on January 1, 2011. The ARCT pro forma rental revenue is calculated as follows (in thousands):

	For the nine months ended September 30, 2012	For the year ended December 31, 2011
Cash rental	$127,674	$170,239
Straight-line rent adjustment	5,526	7,368
(Above) and Below market lease amortization, net	(3,520)	(4,700)
ARCT Pro forma Rental revenue	$129,680	$172,907

(16)            Operating expense reimbursements adjustment represents the additional operating expense reimbursements generated as if ARCT had consummated each of its 2011 and 2012 property acquisitions on January 1, 2011.

Expense

(17)            The pro forma adjustment is the difference between the ARCT pro forma amount and the ARCT historical amount. The pro forma depreciation and amortization expense is based upon the estimated preliminary purchase price allocations and estimated useful lives as follows (in thousands):

	Preliminary Purchase Price Allocation	Estimated Useful Lives (in years)	For the nine months ended September 30, 2012	For the year ended December 31, 2011
Buildings and improvements	$2,195,900	25.0	$65,880	$87,840
In-place lease assets	394,800	12.7	23,320	31,090
Total depreciation and amortization			$89,200	$118,930

(a)                   Depreciation for building and improvements was calculated on a straight-line basis, assuming an estimated useful life of 25 years. In-place lease asset amortization was calculated on a straight-line basis, assuming a useful life of 12.7 years. The basis for the estimated useful life of the in-place leases is the weighted average remaining lease term of ARCT’s portfolio as of September 30, 2012. The preliminary purchase price allocation and useful lives are estimates which will be revised when the purchase price allocation is completed.

(18)            The following is regarding interest expense:

The ARCT Pro Forma column includes the following (in thousands):

	For the nine months ended September 30, 2012	For the year ended December 31, 2011
Interest on mortgages assumed	$20,011	$26,937
Interest on incremental credit facility financing	3,750	11,563
Mortgage premium amortization	(5,287)	(7,044)
Amortization of deferred financing costs	176	234
	$18,650	$31,690

(a)                   The ARCT Pro Forma interest expense adjustment in the acquisition column is the difference between the ARCT pro forma amount and the ARCT historical amount.

(b)                   Interest on mortgages assumed in the Merger is based on ARCT’s average mortgage interest rates of 5.27% for 2011 and 5.22% for the first nine months of 2012. Of the $511.1 million of mortgages assumed, only $4.2 million are subject to variable interest rates. Consequently, a 1% change in interest rates on the assumed mortgages would result in a change to interest expense of approximately $42,000 for 2011 and $32,000 for the first nine months of 2012.

(c)                    Interest expense on incremental credit facility financing is based on the application of the average interest rate of Realty Income’s unsecured credit facility of 2.1% from 2011 and 1.6% for the first nine months of 2012, to the increase in credit line borrowings resulting from the merger transaction costs and repayment of ARCT’s credit line and notes payable balance, aggregating $307.9 million. Of the $307.9 million:

(i)                       $202.3 million represents the assumption of ARCT’s credit line balance,

(ii)                    $24.3 million represents ARCT change of control costs and Merger costs,

(iii)                 $56.1 million represents the one-time cash payment to ARCT shareholders at closing,

(iv)                $25.2 million represents Realty Income Merger transaction costs

(d)                   The mortgage premium amortization reflects the amortization of the $22.6 million premium amortized over the remaining term of the assumed mortgages. Similarly, the amortization of deferred financing costs adjustment reflects the amortization of the costs associated with assuming ARCT’s mortgages over the remaining weighted average term of the assumed mortgages of approximately 6.4 years.

The Pro Forma Other Adjustments column includes the following (in thousands):

	For the nine months ended September 30, 2012	For the year ended December 31, 2011
Interest on notes payable	$16,219	$21,625
Net savings on credit line financing	(7,422)	(8,303)
Interest on new $70M term loan	1,145	1,526
Amortization of deferred financing costs	1,020	1,360
	$10,962	$16,208

(e)                    Interest on notes payable reflects the interest expense on the $800 million of notes payable, which bear interest at 2.7%, issued by Realty Income in October 2012, the reduced interest expense on the assumed pay off of the ARCT notes payable, plus interest expense on the $70M term loan, which bears interest at 2.15%, that was used to pay off a portion of ARCT’s notes payable, none of which were conditions of the Merger. ARCT’s notes payable accrued interest at an average effective rate of 2.62% for the nine months ended September 30, 2012. Both the issuance of the notes and the pay off of the notes are assumed to have occurred on January 1, 2011.

(f)                     Net savings on credit line financing results in a net decrease in interest expense for the nine months ended September 30, 2012 and for 2011. These savings are a result of: (1) the assumed repayment of $790.1 million on Realty Income’s unsecured credit line, using the net proceeds from Realty Income’s issuance of $800 million of notes payable in October 2012, partially offset by (2) the assumed credit facility borrowings of $165 million to pay off $165 million of ARCT’s $235 million notes payable. Both the credit line repayment and the credit line borrowing are assumed to have occurred on January 1, 2011. A 1% change in interest rates on the $291.8 million of unsecured credit facility in the Realty Income Pro Forma column would change our interest expense by approximately $2.9 million for 2011 and $2.2 million for the first nine months of 2012.

(g)                    Amortization of deferred financing costs reflects the amortization of the $9.9 million in costs associated with Realty Income’s issuance of $800 million of notes payable in October 2012.

(19)            We believe that the Merger will create an overall savings in general and administrative expense, such as costs associated with corporate administration and infrastructure. However, the extent of these synergies is not certain, and therefore we have not incorporated them into our pro forma adjustments.

(20)            Property adjustment represents the property expenses as if ARCT had consummated each of its 2011 and 2012 property acquisitions on January 1, 2011. The ARCT pro forma property expense amounts are based on ARCT’s property expenses for the third quarter of 2012, annualized for 2011 and multiplied by 3 quarters for the nine months ended September 30, 2012, as these costs are representative of the applicable maintenance, utilities and property taxes on ARCT’s properties that would have been incurred had all of these acquired properties been owned on January 1, 2011.

(21)            A pro forma adjustment was made for ARCT income taxes based on an estimate of income taxes associated with properties acquired in the Merger.

(22)            Other was adjusted to reflect the 2% payments on the $6.75 million of preferred units issued at Closing.

(23)            Our Merger transaction costs of $5.5 million and ARCT’s Merger transaction costs of $4.9 million have been eliminated, as these represent non-recurring costs that are directly related to the Merger.

Shares used in computing earnings per common share:

(24)            Income (loss) from continuing operations was adjusted to allocate the ARCT historical loss to the OP Units.

(25)            Weighted average common shares outstanding – basic, reflects the adjustment from ARCT’s historical common shares outstanding to the Realty Income shares issued at Closing. This is calculated by taking the approximately 158.6 million shares of ARCT common stock assumed outstanding at Closing, multiplied by the fixed conversion rate of .2874 ARCT per share, which represents approximately 45.6 million shares of Realty Income common stock.

(26)            ARCT’s historical earnings diluted per share calculation excludes the effect of 27,000 stock options and 1.5 million of restricted shares that were outstanding at December 31, 2011, and 27,000 stock options and 0.1 million of restricted shares that were outstanding at September 30, 2012, as the effect of their inclusion would be anti-dilutive.

(27)            Weighted average common shares outstanding – diluted. In addition to the calculation of the basic weighted average common shares outstanding (see note 25), the diluted weighted average common shares outstanding are adjusted to represent the number of OP Units issued and outstanding as part of the Merger transaction, totaling 317,022. These OP units are economically equivalent to Realty Income common stock for purposes of calculating diluted earnings per share.

Funds from operations (FFO) and adjusted funds from operations (AFFO)

Realty Income’s historical and pro forma FFO and AFFO for the nine months ended September 30, 2012 and the year ended December 31, 2011 are summarized as follows (in thousands):

Realty Income Corporation

Unaudited Pro Forma Funds From Operations and Adjusted Funds From Operations

For the nine months ended September 30, 2012

(in thousands, except per share data)

	Realty		Pro Forma		Pro Forma	Realty
	Income	ARCT	Acquisition	ARCT	Other	Income
	Historical	Historical	Adjustments (1)	Pro Forma	Adjustments (1)	Pro Forma

Income (loss) from continuing operations attributable
to common stockholders	$79,057	$(88,296)	$2,594	$(85,702)	$(5,465)	$(12,110)
Income from discontinued operations	6,941	-	-	-	-	6,941
Net income (loss) available to common stockholders	85,998	(88,296)	2,594	(85,702)	(5,465)	(5,169)
Depreciation and amortization	108,628	77,504	11,696	89,200	-	197,828
Provisions for impairment of real estate	667	-	-	-	-	667
(Gain) loss on sales of investment properties, discontinued operations	(6,010)	-	-	-	-	(6,010)

Total Funds from operations (FFO)	189,283	(10,792)	14,290	3,498	(5,465)	187,316
Adjustments:
Listing, internalization and merger-related costs	5,495	85,766	(4,916)	80,850	(5,495)	80,850
Debt extinguishment expenses	-	6,902	-	6,902	-	6,902
Loss on derivative instruments	-	4,520	-	4,520	-	4,520
Non-cash mark-to-market adjustments	-	(465)	-	(465)	-	(465)
Acquisition and transaction related expenses	-	1,233	-	1,233	-	1,233
Other income, revenue on marketable securities	-	-	(1,980)	(1,980)	-	(1,980)
Elimination of the joint venture income allocation			526	526	-	526
Asset management fees to affiliates	-	4,143	-	4,143	-	4,143

Normalized FFO (2)	$194,778	$91,307	$7,920	$99,227	$(10,960)	$283,045

Net income (loss) available to common stockholders	$85,998	$(88,296)	$2,594	$(85,702)	$(5,465)	$(5,169)
Cumulative adjustments to calculate normalized FFO (3)	108,780	179,603	5,326	184,929	(5,495)	288,214
Normalized FFO available to common stockholders	194,778	91,307	7,920	99,227	(10,960)	283,045
Excess of redemption value over carrying value of Class D preferred share redemption	3,696	-	-	-	-	3,696
Amortization of stock compensation	7,780	1,955	(1,955)	-	-	7,780
Amortization of deferred financing costs (4)	1,633	3,029	(8,137)	(5,108)	1,020	(2,455)
Capitalized leasing costs and commissions	(1,218)	-	-	-	-	(1,218)
Capitalized building improvements	(3,283)	-	-	-	-	(3,283)
Other adjustments (5)	(2,096)	(5,912)	3,911	(2,001)	-	(4,097)

Adjusted funds from operations	$201,290	$90,379	$1,739	$92,118	$(9,940)	$283,468

Normalized FFO per common share:
Basic	$1.47	$0.55	n/a	$2.18	n/a	$1.59
Diluted	$1.47	$0.55	n/a	$2.16	n/a	$1.58

AFFO per common share:
Basic	$1.52	$0.55	n/a	$2.02	n/a	$1.59
Diluted	$1.52	$0.55	n/a	$2.00	n/a	$1.58

Basic	132,731,984	165,271,199	(119,698,055)	45,573,144	n/a	178,305,128
Diluted	132,845,970	165,352,738	(119,462,572)	45,890,166	n/a	178,736,136

(1)

Pro forma adjustments to FFO, Normalized FFO, and AFFO include the combination of adjustments classified as “Pro Forma Acquisition Adjustments” and “Pro Forma Other Adjustments” on the Pro Forma Statement of Operations

(2)	Normalized FFO adjusts for activity we believe will be completed prior to the Merger and for nonrecurring activity that is not expected to occur after the Merger.
(3)	See reconciling items for FFO and Normalized FFO.
(4)

Includes the amortization of costs incurred and capitalized when our notes were issued. Does not include costs associated with our credit facility agreement or annual fees paid to credit rating agencies.

(5)	Includes straight-line rent revenue and the amortization of above and below-market leases.

Realty Income Corporation

Unaudited Pro Forma Funds From Operations and Adjusted Funds From Operations

For the year ended December 31, 2011

(in thousands, except per share data)

	Realty		Pro Forma		Pro Forma	Realty
	Income	ARCT	Acquisition	ARCT	Other	Income
	Historical	Historical	Adjustments (1)	Pro Forma	Adjustments (1)	Pro Forma

Income (loss) from continuing operations attributable to common stockholders	$123,826	$(25,076)	(330)	$(25,406)	(14,720)	$83,700
Income from discontinued operations	8,953	-	-	-	-	8,953
Net income (loss) available to common stockholders	132,779	(25,076)	(330)	(25,406)	(14,720)	92,653
Depreciation and amortization	121,941	67,997	50,933	118,930	-	240,871
Provisions for impairment	405	-	-	-	-	405
Other non-cash losses	-	102	-	102	-	102
(Gain) loss on sales of investment properties:						-
Continuing operations	(540)	44	-	44	-	(496)
Discontinued operations	(5,193)	-	-	-	-	(5,193)

Total Funds from operations (FFO)	$249,392	$43,067	$50,603	$93,670	$(14,720)	$328,342
Adjustments:
Acquisition and transaction related expenses	-	30,002	-	30,002	-	30,002
Non-cash mark-to-market adjustments	-	2,539	-	2,539	-	2,539
Non-recurring losses from extinguishment of debt	-	1,423	-	1,423	-	1,423
Other income, revenue on marketable securities	-	-	(766)	(766)	-	(766)
Elimination of the joint venture income allocation	-	-	1,121	1,121	-	1,121
Asset management fees to affiliates	-	5,572	-	5,572	-	5,572

Normalized FFO (2)	$249,392	$82,603	$50,958	$133,561	$(14,720)	$368,233

Net income (loss) available to common stockholders	$132,779	$(25,076)	$(330)	$(25,406)	$(14,720)	$92,653
Cumulative adjustments to calculate normalized FFO (3)	116,613	107,679	51,288	158,967	-	275,580
Normalized FFO available to common stockholders	249,392	82,603	50,958	133,561	(14,720)	368,233
Amortization of stock compensation	7,873	1,477	(1,477)	-	-	7,873
Amortization of deferred financing costs (4)	1,881	-	(6,811)	(6,811)	1,360	(3,570)
Capitalized leasing costs and commissions	(1,722)	-	-	-	-	(1,722)
Capitalized building improvements	(2,450)	-	(368)	(368)	-	(2,818)
Other adjustments (5)	(1,602)	(304)	(2,364)	(2,668)	-	(4,270)

Adjusted funds from operations	$253,372	$83,776	$39,938	$123,714	$(13,360)	$363,726

Normalized FFO per common share:
Basic	$1.98	$0.62	n/a	$2.93	n/a	$2.14
Diluted	$1.98	$0.61	n/a	$2.91	n/a	$2.14

AFFO per common share:
Basic	$2.01	$0.63	n/a	$2.71	n/a	$2.12
Diluted	$2.01	$0.62	n/a	$2.70	n/a	$2.11

Basic	126,142,696	133,730,159	(88,157,015)	45,573,144	n/a	171,715,840
Diluted	126,189,399	135,275,159	(89,384,993)	45,890,166	n/a	172,079,565

(1)

Pro forma adjustments to FFO, Normalized FFO, and AFFO include the combination of adjustments classified as “Pro Forma Acquisition Adjustments” and “Pro Forma Other Adjustments” on the Pro Forma Statement of Operations

(2)	Normalized FFO adjusts for activity we believe will be completed prior to the Merger and for nonrecurring activity that is not expected to occur after the Merger.
(3)	See reconciling items for FFO and Normalized FFO.
(4)

Includes the amortization of costs incurred and capitalized when our notes were issued. Does not include costs associated with our credit facility agreement or annual fees paid to credit rating agencies.

(5)	Includes straight-line rent revenue and the amortization of above and below-market leases.

Pro forma FFO and AFFO are presented for information purposes only, and are based on available information and assumptions that the Company’s management believes to be reasonable; however they are not necessarily indicative of what Realty Income’s FFO or AFFO actually would have been assuming the transactions had occurred as of the dates indicated.

Realty Income defines FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trust’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on sales of investment properties and extraordinary items. Realty Income defines normalized FFO, a non-GAAP measure, as FFO excluding one-time costs for our proposed acquisition of ARCT, and expenses previously incurred by ARCT that will not have a continuing impact on Realty Income.

Realty Income considers FFO and normalized FFO to be appropriate supplemental measures of a REIT’s operating performance as they are based on a net income analysis of property portfolio performance that adds back items such as depreciation and impairments for FFO, and adds back merger-related costs and expenses incurred by ARCT that will not have a continuing impact on Realty Income, for normalized FFO. These non-GAAP measures are reconciled to GAAP net income available to common stockholders, which we believe is the most appropriate GAAP performance metric. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. The use of FFO is recommended by the REIT industry as a supplemental performance measure. In addition, FFO is used as a measure of our compliance with the financial covenants of our credit facility.

Realty Income believes the non-GAAP financial measure AFFO provides useful information to investors because it is a widely accepted industry measure of the operating performance of real estate companies that is used by industry analysts and investors who look at and compare those companies. In particular, AFFO provides an additional measure to compare the operating performance of different REITs without having to account for differing depreciation assumptions and other unique revenue and expense items that are not pertinent to measuring a particular company’s on-going operating performance. Therefore, we believe that AFFO is an appropriate supplemental performance metric, and that the most appropriate GAAP performance metric to which AFFO should be reconciled is net income available to common stockholders.

Presentation of the information regarding FFO, normalized FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO, normalized FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO, normalized FFO and AFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of our performance. FFO, normalized FFO and AFFO should not be considered as an alternative to reviewing our cash flows from operating, investing and financing activities. In addition, FFO, normalized FFO and AFFO should not be considered as a measure of liquidity, of our ability to make cash distributions, or of our ability to pay interest payments.